NEWS RELEASE

The Hartford Announces Third Quarter 2019 Net Income Available To Common Stockholders Of $1.43 Per Diluted Share And Core Earnings Of $1.50 Per Diluted Share

•	Net income available to common stockholders of $524 million ($1.43 per diluted share) increased 21% over third quarter 2018

•	Core earnings* of $548 million (core earnings per diluted share* of $1.50) rose 31% from third quarter 2018

•	Net income ROE for the trailing 12-month period ended Sept. 30, 2019, was 12.0% and core earnings ROE* for the same period was 12.3%

•	Book value per diluted share was $43.13, up 23% from Dec. 31, 2018; book value per diluted share excluding accumulated other comprehensive income (AOCI)* rose 8% to $42.55

•
During the quarter, The Hartford repurchased 1.1 million common shares for $63 million and paid $111 million in common dividends; year-to-date through Sept. 30, 2019 share repurchases totaled 1.6 million common shares for $90 million, with $910 million remaining under its $1.0 billion authorization

HARTFORD, Conn., Nov. 4, 2019 – The Hartford (NYSE: HIG) today announced financial results for the third quarter ended Sept. 30, 2019.

"The Hartford had another outstanding quarter with strong property casualty margins, excellent group disability results and solid investment returns producing an impressive 12.0 percent net income return on equity," said The Hartford's Chairman and CEO Christopher Swift. "This is our first full quarter with Navigators and we continue to focus on integration and achieving key milestones as we operate as an integrated team. Overall, I am pleased with the execution across all of our businesses as we utilize our increased capabilities for competitive advantage in a firming market to generate shareholder value.”

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

The Hartford's President Doug Elliot added, “Commercial and Personal Lines business units again delivered impressive results this quarter. Top line performance within Commercial Lines was strong and we’re achieving pricing momentum in Middle Market and Specialty lines. Navigators integration efforts are progressing well, translating into marketplace wins, and we are pleased with the positive feedback received from distribution partners on our expanded product breadth."

CONSOLIDATED RESULTS:

	Three Months Ended
($ in millions except per share data)	Sep 30 2019	Sep 30 2018	Change[1]
Net income available to common stockholders	$524	$432	21%
Net income available to common stockholders per diluted share[2]	$1.43	$1.19	20%

Core earnings	$548	$418	31%
Core earnings per diluted share	$1.50	$1.15	30%

Book value per diluted share	$43.13	$34.95	23%
Book value per diluted share (ex. AOCI)	$42.55	$39.12	9%

Net income (loss) available to common stockholders' return on equity (ROE)[3], last 12-months	12.0%	(14.0)%	NM
Core earnings ROE[3], last 12-months	12.3%	10.3%	2.0

[1] The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful
[2] Includes dilutive potential common shares; for income (loss) from continuing operations, net of tax, available to common stockholders per diluted share, the numerator is income from continuing operations, after tax, less preferred dividends
[3] Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is stockholders’ equity including AOCI; for core earnings ROE, the denominator is stockholders’ equity excluding AOCI

Third quarter 2019 net income available to common stockholders was $524 million, or $1.43 per diluted share, up 21% and 20%, respectively, from third quarter 2018. The increase was principally due to:

•	Lower current accident year catastrophes, a significantly lower group disability loss ratio and higher net investment income

•	Earnings from the retained 9.7% equity interest in the limited partnership that acquired the life and annuity business sold in May 2018, and

•	An increase in net realized capital gains, partially offset by

•	A loss on extinguishment of debt and higher integration costs from the recent Navigators acquisition

Core earnings of $548 million and core earnings per diluted share of $1.50 in third quarter 2019 were up 31% and 30%, respectively, compared with third quarter 2018, primarily attributable to lower current accident year catastrophes, a lower group disability loss ratio and higher net investment income.

Sept. 30, 2019 book value per diluted share of $43.13 rose 23% from $35.06 at Dec. 31, 2018, due to a 23% increase in common stockholders' equity resulting primarily from the impact of lower market interest rates and tighter credit spreads on AOCI and from net income in excess of common stockholder dividends during the first nine months of 2019.

Book value per diluted share (excluding AOCI) of $42.55 as of Sept. 30, 2019 increased 8% from $39.40 at Dec. 31, 2018, primarily due to the nine month 2019 net income in excess of common stockholder dividends.

Year-to-date 2019, The Hartford returned $417 million to shareholders, consisting of $327 million in common stockholder dividends paid and $90 million of common share repurchases.

Third quarter 2019 net income available to common stockholders ROE was 12.0% compared with net loss ROE of 14.0% in third quarter 2018. The third quarter 2018 net loss ROE was negatively impacted by:

•	The $3.1 billion net loss on discontinued operations recognized in fourth quarter 2017 from the sale of Talcott Resolution, the former run-off annuity business of The Hartford, and

•	The fourth quarter 2017 charge of $877 million related to U.S. corporate income tax reform

Core earnings ROE in third quarter 2019 rose to 12.3%, 2.0 points higher than 10.3% in third quarter 2018, driven by a 15% increase in trailing 12-month core earnings.

BUSINESS RESULTS:

Commercial Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2019	Sep 30 2018	Change
Net income	$336	$289	16%
Core earnings	$303	$265	14%
Written Premiums	$2,235	$1,751	28%
Underwriting gain	$82	$70	17%
Underlying underwriting gain	$137	$112	22%
Losses and loss adjustment expense ratio
Current accident year before catastrophes	59.4	59.1	0.3
Current accident year catastrophes	3.3	5.3	(2.0)
Prior accident year development (PYD)	(0.8)	(3.0)	2.2
Expenses	34.0	34.2	(0.2)
Policyholder dividends	0.5	0.4	0.1
Combined ratio	96.4	96.1	0.3
Impact of catastrophes and PYD on combined ratio	(2.5)	(2.3)	(0.2)
Underlying combined ratio*	93.9	93.7	0.2

Net income of $336 million increased $47 million, or 16%, from third quarter 2018 principally due to higher net investment income, higher net realized capital gains and, to a lesser extent, a higher underwriting gain, partially offset by higher integration costs related to the Navigators acquisition.

Core earnings of $303 million rose 14% from $265 million in third quarter 2018:

•	The underlying underwriting gain* of $137 million was up $25 million from third quarter 2018 reflecting lower non-catastrophe property losses and earned premium growth excluding Navigators

•	Less net favorable PYD was partly offset by lower current accident year catastrophes

•
Net investment income of $291 million, before tax, rose 16% compared to $250 million, before tax, in third quarter 2018 driven by the increased asset base as a result of the Navigators acquisition and higher returns on LPs offset in part by lower reinvestment rates

Net favorable PYD of 0.8 point compared to 3.0 points in third quarter 2018. Third quarter 2019 net favorable PYD was due to lower loss reserve estimates for workers' compensation claims and package business partially offset by increases in reserves for auto and general liability in Middle & Large Commercial.

Written premiums of $2.2 billion increased 28% over third quarter 2018.

•	Excluding Navigators, third quarter 2019 written premiums were up 4% reflecting strong new business growth and higher renewal premium in Middle Market, including higher renewal written price increases as well as growth in industry verticals and National Accounts

Combined ratio was 96.4 in third quarter 2019, a 0.3 point deterioration from 96.1 in third quarter 2018. Underlying combined ratio of 93.9 increased 0.2 point from third quarter 2018 primarily due to the inclusion of Navigators results in Global Specialty, which runs a higher underlying combined ratio, which was partially offset by lower property losses.

Personal Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2019	Sep 30 2018	Change
Net income	$94	$51	84%
Core earnings	$87	$47	85%
Written Premiums	$822	$854	(4)%
Underwriting gain	$58	$14	NM
Underlying underwriting gain	$62	$70	(11)%
Losses and loss adjustment expense ratio
Current accident year before catastrophes	66.1	66.5	(0.4)
Current accident year catastrophes	4.0	8.7	(4.7)
Prior accident year development (PYD)	(3.5)	(2.1)	(1.4)
Expenses	26.2	25.2	1.0
Combined ratio	92.8	98.4	(5.6)
Impact of catastrophes and PYD on combined ratio	(0.5)	(6.6)	6.1
Underlying combined ratio	92.3	91.8	0.5

Net income of $94 million was up $43 million, or 84%, from $51 million in third quarter 2018 primarily due to lower current accident year catastrophe losses. In addition, higher net investment income and an increase in net realized capital gains were partially offset by the effect of lower earned premiums.

Core earnings of $87 million was up $40 million, or 85%, from third quarter 2018:

•
Underwriting gain of $58 million increased $44 million over third quarter 2018 due primarily to lower current accident year catastrophe losses and, to a lesser extent, more favorable auto liability PYD, partially offset by the effect of lower earned premiums

•	Net investment income of $46 million, before tax, rose 18% compared to $39 million, before tax, benefiting from increased LP returns, offset in part by lower reinvestment rates

Written premiums of $822 million were down 4% from third quarter 2018 mainly due to non-renewed premiums in excess of new business.

•	New business premiums of $79 million increased 34% resulting from growth in both auto (up 23%) and homeowners (up 75%)

Combined ratio was 92.8 in third quarter 2019, 5.6 points better than third quarter 2018. Underlying combined ratio of 92.3 was 0.5 point higher than third quarter 2018 principally due to a higher expense ratio impacted by lower earned premiums, partially offset by lower losses in homeowners.

Group Benefits

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2019	Sep 30 2018	Change
Net income	$146	$77	90%
Core earnings	$141	$102	38%
Fully insured ongoing premiums (ex. buyout premiums)	$1,337	$1,353	(1)%
Loss ratio	71.1%	75.5%	(4.4)
Expense ratio	24.9%	23.9%	1.0
Net income margin	9.6%	5.1%	4.5
Core earnings margin*	9.4%	6.7%	2.7

Net income of $146 million increased $69 million, or 90%, from third quarter 2018 resulting from lower group disability loss ratio, a change to net realized capital gains and the effect of tax expense in third quarter 2018 due to deferred tax adjustments, partially offset by higher insurance operating costs and other expenses.  Net realized capital gains of $14 million, before tax, in third quarter 2019 improved from net realized capital losses of $3 million, before tax, in third quarter 2018.

Core earnings of $141 million were $39 million, or 38% higher than third quarter 2018 due to a lower disability loss ratio, partially offset by higher insurance operating costs and other expenses.

Fully insured ongoing premiums were down slightly by 1% compared with third quarter 2018, due to lower group life premiums offset by higher voluntary business and premium increases in group disability.

Loss ratio of 71.1% improved 4.4 points from third quarter 2018 due to reduction in group disability loss ratio partially offset by a higher group life loss ratio:

•
Total disability loss ratio improved 11.5 points to 64.4% primarily due to continued favorable incidence trends and strong recoveries on prior incurral year reserves. This included a total of 3.8 points of improvement arising from updating our claim recovery assumptions to reflect more recent experience and the effect of an experience refund related to the New York Paid Family Leave product

•	Total life loss ratio increased to 80.8%, up 4.2 points from third quarter 2018 driven by higher mortality

Expense ratio of 24.9% was 1.0 point higher than third quarter 2018 as increased commissions on voluntary product offerings and investments in technology and claims operations were partially offset by expense synergies and lower incentive compensation.

Hartford Funds

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2019	Sep 30 2018	Change
Net income	40	$41	(2)%
Core earnings	39	$41	(5)%
Daily average Hartford Funds AUM	$119,738	$119,897	—%
Mutual Funds and exchange-traded products (ETP) net flows	$(800)	$245	NM
Total Hartford Funds assets under management (AUM)	$119,981	$121,076	(1)%

Net income of $40 million and core earnings of $39 million were down $1 million and $2 million, respectively, compared with third quarter 2018, primarily due to lower investment management fee revenue driven by fee reductions and a shift to lower fee funds.

Average daily AUM was $120 billion in third quarter 2019, flat with third quarter 2018.

Total AUM of $120 billion decreased 1% from Sept. 30, 2018 as strong equity market returns were offset by net outflows.

Mutual fund and ETP net outflows totaled $800 million in third quarter 2019, compared with net inflows of $245 million in third quarter 2018 primarily due to net outflows in equity mutual funds from higher redemptions partially offset by positive ETP net flows.

Corporate

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2019	Sep 30 2018	Change
Net income (loss)	$(99)	$(35)	183%
Core loss	$(37)	$(45)	(18)%
Net investment income, before tax	$10	$15	(33)%
Interest and preferred dividend expense, before tax	$78	$69	13%

Net loss of $99 million increased $64 million from a net loss of $35 million in third quarter 2018 primarily due to a loss on extinguishment of debt of $71 million, after tax, in third quarter 2019.

Third quarter 2019 Corporate core losses of $37 million decreased $8 million compared with third quarter 2018 reflecting an increase in earnings from the retained 9.7% equity interest in the limited partnership that acquired the life and annuity business sold in May 2018.

INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2019	Sep 30 2018	Change

Net investment income	$490	$444	10%
Annualized investment yield, before tax	4.0%	4.0%	0.0
Annualized investment yield, before tax, excluding LPs*	3.6%	3.7%	(0.1)
Annualized LP yield, before tax	15.3%	10.6%	4.7
Annualized investment yield, after tax	3.3%	3.3%	0.0

Third quarter 2019 consolidated net investment income rose 10% to $490 million, before tax due to higher income from fixed maturities as a result of higher asset levels from the Navigators acquisition, and higher income from LPs which were $65 million, before tax, up 44% from $45 million, before tax, in third quarter 2018, partially offset by lower reinvestment rates.

Total invested assets rose 12% from Dec. 31, 2018, due principally to the Navigators acquisition and, to a lesser extent, the impact of lower interest rates and tighter credit spreads increasing the valuation of fixed maturities available for sale.

The credit performance on the investment portfolio remains very strong. Net impairments in the quarter totaled $1 million, flat with third quarter 2018.

CONFERENCE CALL
The Hartford will discuss its third quarter 2019 financial results on a webcast at 9 a.m. EST on Tuesday, Nov. 5, 2019. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for Sept. 30, 2019, and the Third Quarter 2019 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at https://twitter.com/thehartford_pr.
The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read https://www.thehartford.com/legal-notice.
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HIG-F

Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our 2018 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

From time to time, The Hartford may use its website and/or social media outlets, such as Twitter and Facebook, to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com, Twitter account at www.twitter.com/TheHartford_PR and Facebook at https://facebook.com/thehartford. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts:    Investor Contact:
Michelle Loxton     Susan Spivak Bernstein
860-547-7413     860-547-6233
michelle.loxton@thehartford.com     susan.spivak@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended September 30, 2019
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,250	$803	$—	$1,337	$—	$4	$4,394
Fee income	8	9	—	45	254	14	330
Net investment income	291	46	21	121	1	10	490
Other revenues	1	23	—	—	—	20	44
Net realized capital gains	60	9	4	14	1	1	89
Total revenues	2,610	890	25	1,517	256	49	5,347
Benefits, losses, and loss adjustment expenses	1,391	535	—	983	—	5	2,914
Amortization of DAC	356	64	—	14	3	—	437
Insurance operating costs and other expenses	441	173	3	329	202	19	1,167
Loss on extinguishment of debt	—	—	—	—	—	90	90
Interest expense	—	—	—	—	—	67	67
Amortization of other intangible assets	7	1	—	10	—	1	19
Total benefits and expenses	2,195	773	3	1,336	205	182	4,694
Income before income taxes	415	117	22	181	51	(133)	653
Income tax expense	79	23	4	35	11	(34)	118
Net income (loss)	336	94	18	146	40	(99)	535
Preferred stock dividends	—	—	—	—	—	11	11
Net income (loss) available to common stockholders	336	94	18	146	40	(110)	524
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized capital losses, excluded from core earnings, before tax	(59)	(9)	(4)	(15)	(1)	—	(88)
Loss on extinguishment of debt, before tax	—	—	—	—	—	90	90
Integration and transaction costs, before tax	19	—	—	9	—	1	29
Income tax expense	7	2	1	1	—	(18)	(7)
Core earnings (losses)	$303	$87	$15	$141	$39	$(37)	$548

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended September 30, 2018
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$1,785	$849	$—	$1,353	$—	$—	$3,987
Fee income	9	10	—	43	267	15	344
Net investment income	250	39	22	117	1	15	444
Other revenues	(1)	24	—	—	—	6	29
Net realized capital gains (losses)	29	5	3	(3)	—	4	38
Total revenues	2,072	927	25	1,510	268	40	4,842
Benefits, losses, and loss adjustment expenses	1,097	621	11	1,054	—	3	2,786
Amortization of DAC	264	68	—	12	4	—	348
Insurance operating costs and other expenses	359	173	3	319	212	25	1,091
Interest expense	—	—	—	—	—	69	69
Amortization of other intangible assets	2	1	—	15	—	—	18
Total benefits and expenses	1,722	863	14	1,400	216	97	4,312
Income (loss) before income taxes	350	64	11	110	52	(57)	530
Income tax expense (benefit)	61	13	2	33	11	(17)	103
Income (loss) from continuing operations, net of tax	289	51	9	77	41	(40)	427
Income from discontinued operations, net of tax	—	—	—	—	—	5	5
Net income (loss)	289	51	9	77	41	(35)	432
Adjustments to reconcile net income to core earnings (losses)
Net realized capital losses (gains), excluded from core earnings, before tax	(28)	(5)	(3)	3	—	(4)	(37)
Integration and transaction costs, before tax	—	—	—	12	—	—	12
Income tax expense (benefit)	4	1	2	10	—	(1)	16
Income from discontinued operations, net of tax	—	—	—	—	—	(5)	(5)
Core earnings (losses)	$265	$47	$8	$102	$41	$(45)	$418

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for third quarter 2019, which is available on The Hartford's website, https://ir.thehartford.com.

Annualized investment yield, excluding limited partnerships and other alternative investments is the annualized net investment income on a Consolidated, P&C or Group Benefits level excluding limited partnerships and other alternative investments divided by such monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments. The company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments.

	Three Months Ended
	Sep 30 2019	Sep 30 2018	Sep 30 2019	Sep 30 2018	Sep 30 2019	Sep 30 2018
	Consolidated		P&C		Group Benefits
Annualized investment yield, before tax	4.0%	4.0%	4.0%	4.1%	4.2%	4.1%
Impact on annualized investment yield of limited partnerships and other alternative investments, before tax	(0.4)%	(0.3)%	(0.4)%	(0.3)%	(0.4)%	(0.2)%
Annualized investment yield excluding limited partnerships and other alternative investments, before tax	3.6%	3.7%	3.6%	3.8%	3.8%	3.9%

Book value per diluted share (excluding AOCI) is calculated based upon non-GAAP financial measures. It is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The company provides this measure to enable investors to analyze the amount of the company's net worth that is primarily attributable to the company's business operations. The company believes it is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure. A reconciliation of book value per diluted share, including AOCI to book value per diluted share (excluding AOCI) is set forth below.

	As of
	Sep 30 2019	Dec 31 2018	Change
Book value per diluted share	$43.13	$35.06	23%
Per diluted share impact of AOCI	$0.58	$(4.34)	NM
Book value per diluted share (excluding AOCI)	$42.55	$39.40	8%

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, any deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain, integration and transaction costs in connection with an acquired business, loss on extinguishment of debt, gains and losses on reinsurance transactions, change in loss reserves upon acquisition of a business, income tax benefit from reduction in deferred income tax valuation allowance, and results of discontinued operations. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.
Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain are excluded from core earnings given that these reinsurance agreements economically transfer risk to the reinsurers and including the benefit from retroactive reinsurance in core earnings provides greater insight into the economics of the business.
Results from discontinued operations are excluded from core earnings for businesses held for sale because such results could obscure trends in our ongoing businesses that are valuable to our investors' ability to assess the company's financial performance.
Core earnings are net of preferred stock dividends declared since they are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding. The changes to loss reserves upon acquisition of a business are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the company's financial performance.
Net income (loss), net income (loss) available to common stockholders and income from continuing operations, net of tax, available to common stockholders (during periods when the company reports significant discontinued operations) are the most directly comparable U.S. GAAP measures to core earnings. Income from continuing operations, net of tax, available to common stockholders is net income available to common stockholders, excluding the income (loss) from discontinued operations, net of tax. Core earnings should not be considered as a substitute for net income (loss), net income (loss) available to common stockholders or income (loss) from continuing operations, net of tax, available to common stockholders and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, income (loss) from continuing operations, net of tax, available to common stockholders and core earnings when reviewing the company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended Sept. 30, 2019 and 2018, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended Sept. 30, 2019.

Core earnings margin: The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin is the most directly comparable U.S. GAAP measure. The company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses). Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended Sept. 30, 2019 and 2018, is set forth below.

	Three Months Ended
Margin	Sep 30 2019	Sep 30 2018	Change
Net income margin	9.6%	5.1%	4.5
Adjustments to reconcile net income margin to core earnings margin
Net realized capital losses (gains) excluded from core earnings, before tax	(0.9)%	0.2%	(1.1)
Integration and transaction costs associated with acquired business, before tax	0.6%	0.8%	(0.2)
Income tax benefit	0.1%	0.6%	(0.5)
Core earnings margin	9.4%	6.7%	2.7

Core earnings per diluted share: Core earnings per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss), available to common stockholders per diluted common share and income (loss) from continuing operations, net of tax, available to common stockholders per diluted common share are the most directly comparable GAAP measures. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share or income (loss) from continuing operations, net of tax, available to common stockholders per diluted common share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share, income (loss) from continuing operations, net of tax, available to common stockholders per diluted common share and core earnings per diluted share when reviewing the company's performance. A reconciliation of net income (loss) available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods ended Sept. 30, 2019 and 2018 is provided in the table below.

	Three Months Ended
	Sep 30 2019	Sep 30 2018	Change
PER SHARE DATA
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$1.43	$1.19	20%
Income from discontinued operations, after tax	—	0.02	(100)%
Income from continuing operations, net of tax, available to common stockholders	$1.43	$1.17	22%
Adjustment made to reconcile income from continuing operations, net of tax, available to common stockholders to core earnings per share
Net realized capital losses (gains), excluded from core earnings, before tax	(0.24)	(0.10)	(140)%
Loss on extinguishment of debt, before tax	0.25	—	NM
Integration and transaction costs associated with an acquired business, before tax	0.08	0.03	167%
Income tax expense (benefit) on items excluded from core earnings	(0.02)	0.05	NM
Core earnings per share	$1.50	$1.15	30%
[1] Net income (loss) available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity: The company provides different measures of the return on stockholders' equity (ROE). Net income (loss) available to common stockholders ROE ("net income (loss) ROE) is calculated by dividing (a) net income (loss) available to common stockholders for the prior four fiscal quarters by (b) average common stockholders' equity, including AOCI. Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) core earnings for the prior four fiscal quarters by (b) average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the company is investing the portion of the company's net worth that is primarily attributable to the company's business operations. The company provides to investors return on equity measures based on its non-GAAP core earnings financial measures for the reasons set forth in the related discussion above.
A reconciliation of consolidated net income (loss) ROE to Consolidated Core earnings ROE is set forth below.

	Last Twelve Months Ended
	Sep 30 2019	Sep 30 2018
Net income (loss) available to common stockholders ROE	12.0%	(14.0)%
Adjustments to reconcile net income (loss) available to common stockholders ROE to core earnings ROE
Net realized capital gains excluded from core earnings, before tax	(1.1)	(0.8)
Loss on extinguishment of debt, before tax	0.6	—
Loss on reinsurance transactions, before tax	0.6	—
Integration and transaction costs associated with an acquired business, before tax	0.6	0.3
Changes in loss reserves upon acquisition of a business, before tax	0.7	—
Income tax expense (benefit) on items not included in core earnings	(0.7)	6.1
Loss (income) from discontinued operations, after tax	—	18.8
Impact of AOCI, excluded from core earnings ROE	(0.4)	(0.1)
Core earnings ROE	12.3%	10.3%

Net investment income, excluding limited partnerships and other alternative investments: is the amount of net investment income, on a Consolidated, P&C or Group Benefits level earned from such invested assets excluding the net investment income related to limited partnerships and other alternative investments. The company believes that net investment income, excluding limited partnerships and other alternative instruments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative instruments. Net investment income is the most directly comparable GAAP measure.

	Three Months Ended
	Sep 30 2019	Sep 30 2018	Sep 30 2019	Sep 30 2018	Sep 30 2019	Sep 30 2018
	Consolidated		P&C		Group Benefits
Total net investment income	$490	$444	$358	$311	$121	$117
Income from limited partnerships and other alternative assets	(65)	(45)	(52)	(35)	(13)	(10)
Net investment income excluding limited partnerships and other alternative investments	$425	$399	$306	$276	$108	$107

Underlying combined ratio: is a non-GAAP financial measure that represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio (also known as a loss ratio), the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100 demonstrates a positive underwriting result. A combined ratio above 100 indicates a negative underwriting result. A combined ratio above 100 indicates a negative underwriting result. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes and current accident year change in loss reserves upon acquisition of a business. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses, prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the company's financial performance. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "Business Results" for "Commercial Lines" and "Personal Lines."
Underwriting gain (loss): The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of net income to underwriting results for the quarterly periods ended Sept. 30, 2019 and 2018, is set forth below.
Underlying underwriting gain (loss): represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable GAAP measure is net income (loss). The company believes underlying underwriting gain (loss) is important to understand the company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the company's financial performance. A reconciliation of net income (loss) to underlying underwriting gain (loss) for individual reporting segments for the quarterly periods ended Sept. 30, 2019 and 2018, is set forth below:

COMMERCIAL LINES

	Three Months Ended
	Sept 30 2019	Sept 30 2018
Net income	$336	$289
Adjustments to reconcile net income to underwriting gain
Net servicing loss (income)	(2)	1
Net investment income	(291)	(250)
Net realized capital gains	(60)	(29)
Other expense (income)	20	(2)
Income tax expense	79	61
Underwriting gain	82	70
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	74	95
Prior accident year development	(19)	(53)
Underlying underwriting gain	$137	$112

PERSONAL LINES

	Three Months Ended
	Sept 30 2019	Sept 30 2018
Net income	$94	$51
Adjustments to reconcile net income to underwriting gain
Net servicing income	(4)	(5)
Net investment income	(46)	(39)
Net realized capital gains	(9)	(5)
Other income	—	(1)
Income tax expense	23	13
Underwriting gain	58	14
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	32	74
Prior accident year development	(28)	(18)
Underlying underwriting gain	$62	$70

SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include the risks and uncertainties identified below, as well as factors described in such forward-looking statements or in The Hartford's 2018 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; financial risk related to the continued reinvestment of our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate and market volatility; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties; the risks associated with the change in or replacement of the London Inter-Bank Offered Rate (LIBOR) on the securities we hold or may have issued, other financial instruments and any other assets and liabilities whose value is tied to LIBOR; the impacts associated with the withdrawal of the United Kingdom (“U.K.”) from the European Union (“E.U.”) on our international operations in the U.K. and E.U.;
Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of storms, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, such as usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing, which may alter demand for the company's products, impact the frequency or severity of losses, and/or impact the way the company markets, distributes and underwrites its products; the company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues;
Financial Strength, Credit and Counterparty Risks: the impact on capital requirements due to various factors, including many that are outside the company’s control, such as National Association of Insurance Commissioners risk based capital formulas, Funds at Lloyd's and Solvency Capital Requirements, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect us against losses; state and international regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital management, reserving, and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the company’s fair value estimates for its investments and the evaluation of other-than-temporary impairments on available-for-sale securities; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets;
Strategic and Operational Risks: the company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; risks associated with acquisitions and divestitures including the challenges of integrating acquired companies or businesses or separating from our divested businesses that may result in our not being able to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; and the company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of changes in federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the company’s products, operating costs and required capital levels; unfavorable judicial or other legal developments; the impact of changes in federal or state tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.